Exhibit 99.2

                          THE RANDERS GROUP TO PURCHASE
                     KILLAM BUSINESSES FROM THERMO TERRATECH

             MUSKEGON, Michigan, September 22, 1997 - The Randers Group Incorporated (ASE-RGI.EC) announced today that it has entered into a definitive agreement to complete its previously announced purchase of Thermo TerraTech's (ASE-TTT) wholly owned engineering and consulting businesses, known as The Killam Group.

             As previously agreed, in consideration of the transfer, Randers will issue to Thermo TerraTech new shares of Randers' common stock equal to the book value of the transferred businesses as of the closing date, divided by $0.625. Based on the audited book value of The Killam Group as of March 29, 1997, which is $64,731,000, Randers would issue 103,569,600 new shares of its common stock to Thermo TerraTech.

             "This combination of Killam and Randers provides the company a broad geographic base and a national presence, as well as the ability to serve our collective clients with full-service capabilities," said Thomas R. Eurich, President of The Randers Group.

             Completion of this transaction is subject to the approval of Randers' shareholders. However, because Thermo TerraTech currently owns approximately 53.3% of Randers' outstanding common stock, approval by Randers' shareholders is assured. For accounting purposes, Killam will be treated as the continuing entity, as if it had acquired Randers. Financial reports filed by Randers for periods after May 12, 1997, the date Thermo TerraTech acquired a majority interest in Randers, will be restated to include combined results for Killam and Randers. For reports covering periods prior to May 12, 1997, results will be restated to solely report Killam's historical operating results in place of the previously reported results for Randers.

             The Killam Group provides engineering consulting and design services to industry and local governments. The Randers Group, based in Muskegon, Michigan, provides design engineering, project management, and construction services for industrial clients in the manufacturing, pharmaceutical, and chemical-processing industries.